Exhibit (d)(23)

Sub-Advisory Agreement

Sub-Advisory Agreement (this “Agreement”) made this __ day of___, 2026, by and between Exchange Traded Concepts, LLC, a registered investment adviser organized under the laws of the State of Oklahoma, with its principal place of business at 10900 Hefner Pointe Dr., Ste. 400, Oklahoma City, OK 73120 (the “Adviser”), and, [___], a registered investment adviser organized under the laws of the State of _______a, with its principal place of business at _________(the “Sub-Adviser”).

Whereas, Exchange Listed Funds Trust, a Delaware statutory trust (the “Trust”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”);

Whereas, [___], a Cayman Islands exempted company (the “Company”), is a wholly-owned subsidiary of the [__] (the “Fund”), a series of the Trust;

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

Whereas, the Adviser has entered into an Investment Advisory Agreement dated June 12, 2015 (the “Advisory Agreement”) with the Trust, relating to the provision of portfolio management services to the Fund and an Investment Advisory Agreement dated _____, 2026 with the Company relating to the provision of portfolio management services to the Company;

Whereas, the Sub-Adviser has entered into a Sub-Advisory Agreement dated ________(the “Sub-Advisory Agreement”) with the Adviser relating to the provision of portfolio management services to the Fund;

Whereas, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers; and

Whereas, the Adviser, Trustees of the Trust and the Directors of the Company desire to retain the Sub-Adviser to render portfolio management services to the Company in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

Now, Therefore, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

Section 1.            Appointment and Acceptance of Appointment.

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Company for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

Section 2.             Sub-Advisory Services.

(a)               The Sub-Adviser shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Company, as the Adviser may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Company set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”) that have been furnished in writing to the Sub-Adviser, (ii) the written instructions and directions received from the Adviser and the Trust as delivered; and (iii) the requirements of the 1940 Act, the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Company, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Company, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Company, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 2(a), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Company to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of each Company with securities included within the Sub-Advised Assets.

(b)               Absent instructions from the Adviser or the officers of the Trust or the Company to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer, futures commission merchant or other person who deals in the securities or financial instruments in which the Company is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker, dealer, or futures commission merchant and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker, dealer, or futures commission merchant to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers, futures commission merchants or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer futures commission merchant or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer, futures commission merchant or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer, futures commission merchant or such other person; brokers, dealers or futures commission merchants selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers, dealers or futures commission merchants affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker, dealer or futures commission merchant that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser shall provide the Sub-Adviser with a list of brokers, dealers or futures commission merchants that are affiliated persons of the Adviser.

(c)                The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Trust’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(d)                The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegate promptly (and in no event more than 10 business days) the following:

             (i)               a report of any material changes to the Sub-Adviser Compliance Policies;

             (ii)              a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

             (iii)             a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

             (iv)             an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i)-(iii).

(e)               The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Company as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Company and to its other accounts.

(f)                The Sub-Adviser, in connection with its rights and duties with respect to the Company shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(g)               The services of the Sub-Adviser hereunder are not deemed exclusive, and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision.

(h)               The Sub-Adviser shall furnish the Adviser reports concerning portfolio transactions and performance of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Company. The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(i)                Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

 (j)                The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund, the Company or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide the Trust CCO or his or her delegate with notice within a reasonable period of any deficiencies or other issues identified by the United States Securities and Exchange Commission (“SEC”) or any other regulator or regulatory organization in an examination or otherwise that relate to or that may affect the Sub-Adviser’s responsibilities with respect to the Company.

(k)               The Sub-Adviser shall be responsible for the preparation and filing of Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(l)                The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(m)               The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

Section 3.             Representations and Warranties of the Parties

(a)               The Sub-Adviser represents and warrants to the Adviser as follows:

             (i)              The Sub-Adviser is a registered investment adviser under the Advisers Act;

             (ii)             The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV;

             (iii)            The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage;

             (iv)           This Agreement has been duly authorized and executed by the Sub-Adviser; and

             (v)              Sub-Adviser is currently relying on an exemption from registration with the Commodity Futures Trading Commission as a commodity trading advisor pursuant to Section 4m(1) of the Commodity Exchange Act, and, therefore represents that: (i) during the course of the preceding twelve months, Sub-Adviser has not furnished commodity trading advice to more than fifteen persons; and (ii) the Sub-Adviser does not hold itself out generally to the public as a commodity trading advisor.  Sub-Adviser agrees to notify Adviser promptly upon the occurrence of any event that prevents the Sub-Adviser’s continued reliance on the foregoing exemption.

             (b)               The Adviser represents and warrants to the Sub-Adviser as follows:

             (i)               The Adviser is registered under the Advisers Act;

             (ii)              The Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser; and

             (iii)             That the Fund is a “qualified eligible person” within the meaning of CFTC Regulations Rule 4.7 and, as such, consents to the Sub-Adviser treating any futures accounts established by the Sub-Adviser in the name and on behalf of the Fund in accordance with the exemption contained in CFTC Regulations Rule 4.7.

Section 4.             Obligations of the Adviser.

             (a)               The Adviser shall provide (or cause the Company’s Custodian (as defined in Section 5 hereof, the Company’s accountant and the Company’s distributor, if any) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

             (b)                The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and it agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

Section 5.             Custodian.

The Adviser shall provide the Sub-Adviser with a copy of the Fund’s and/or the Company’s agreement with the custodian designated to hold the assets of the Fund and the Company (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Company shall be delivered directly to the Custodian.

Section 6.             Use of Name.

During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the offering and marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval at its principal office all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements shareholder reports and other similar informational materials that are to be made available to shareholders of a Fund or to the public and that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name, the Trust’s or the Company’s name without the prior consent of the Adviser.

Section 7.             Expenses.

During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 2 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Company.

Section 8.             Compensation of the Sub-Adviser.

As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees specified in the Sub-Advisory Agreement for the Fund, and no further compensation will be due, owning or payable by the Company pursuant to this Agreement.

Section 9.             Independent Contractor Status.

The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Company or the Adviser in any way or otherwise be deemed an agent of the Company or the Adviser.

Section 10.           Liability and Indemnification.

             (a)             Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss directly resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The Sub-Adviser shall have no liability for any indirect, incidental, consequential, special, exemplary or punitive damages even if the Sub-Adviser has been advised of the possibility of such damages. Furthermore, under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Company’s assets not managed by the Sub-Adviser pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to relieve the Sub-Adviser of any liability it would otherwise have under applicable federal securities laws.

             (b)             Indemnification. (i) The Sub-Adviser shall indemnify the Adviser, the Trust, the Company and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust, the Company or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

             (ii)               The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

Section 11.           Effective Date and Termination.

This Agreement shall become effective as of the date of its execution, and:

             (a)              unless otherwise terminated, this Agreement shall continue in effect until two years from signing date, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser or the Sub-Adviser;

             (b)              this Agreement may at any time be terminated on sixty (60) days’ written notice to the Sub-Adviser by vote of the Board;

             (c)              this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

             (d)              this Agreement may be terminated by the Sub-Adviser on 180 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser; and

             (e)              Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.

Section 12.          Amendment.

This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser, or the Sub-Adviser.

Section 13.           Assignment.

The Sub-Adviser may not assign this Agreement, and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

Section 14.           Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 11(c) hereof) and, to the extent provided in paragraph 10 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

Section 15.           Regulation S-P.

In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

Section 16.           Confidentiality.

Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Company, financial information, formulas, research, trade secrets, strategies or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

Section 17.           Notices.

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Exchange Traded Concepts, LLC 10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120 Attn: Richard Malinowski

For:	[___] [___]
[___]
Attn: [___]

For:	Exchange Listed Funds Trust 10900 Hefner Pointe Drive, Suite 400 Oklahoma City, OK 73120 Attn: Richard Malinowski

Section 18.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 19.           Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, or any applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the Investment Company Act shall control.

Section 20.           Severability and Survival.

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Section 10 shall survive the termination of this Agreement.

Pursuant to an exemption from the Commodity Futures Trading Commission in connection with accounts of qualified eligible persons, this brochure or account document is not required to be, and has not been, filed with the Commission. The Commodity Futures Trading Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commodity Futures Trading Commission has not reviewed or approved this trading program or this brochure or account document.

[_____]

By:
Name:
Title:

Exchange Traded Concepts, LLC

By:
Name: Richard Malinowski
Title: Co-Chief Executive Officer